Back to Form 8-K
Exhibit 99.1

WellCare Appoints Kenneth A. Burdick as President, National Health Plans

TAMPA, Fla. (Jan. 27, 2014) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Kenneth A. Burdick has been named the company’s president, national health plans. Burdick will have profit and loss responsibility for all of the company’s health plans and product lines. He will be a member of WellCare’s senior management team and will report to Dave Gallitano, Chairman of the board and CEO.

“Ken’s significant leadership experience in managed health care will be a great asset to WellCare as the company expands and grows,” said Gallitano. “His success leading both commercial and public sector businesses, as well as his regional and national management experience, will enable him to be a strong and strategic leader driving our performance and profitability across the country.”

Burdick spent 14 years as an executive with UnitedHealth Group, rising through positions of increasing responsibility. Early in his career at UnitedHealth, he was senior vice president, national underwriting and CEO of the central Texas business. He was later named CEO of UnitedHealthcare of Arizona, a position he held for three years. He then served as president, UnitedHealthcare’s Public Sector and was CEO of the company’s southwest region. Burdick was named CEO of UnitedHealthcare Group’s commercial business for two years before being named CEO of Secure Horizons. In 2010, Burdick joined Coventry Health Care as CEO of the Medicaid Division and CEO of MHNet, a behavioral health business unit. Most recently, he was president and CEO of Blue Cross and Blue Shield of Minnesota.

Burdick holds a bachelor’s degree in American Studies from Amherst College and a law degree from University of Connecticut School of Law.

“I’m looking forward to joining the WellCare team, and contributing to the company’s efforts to help members lead better and healthier lives,” said Burdick.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company served approximately 2.8 million members nationwide as of Sept. 30, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

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Gregg Haddad
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gregg.haddad@wellcare.com

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Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com